PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253385

Dated November 23, 2022

HSBC USA Inc. Trigger Callable Yield Notes

$13,747,900 Notes Linked to the S&P 500® Index due on February 28, 2024

Investment Description

These Trigger Callable Yield Notes (the “Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the S&P 500® Index (the “Underlying Index”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. HSBC will pay a monthly coupon payment regardless of the performance of the Underlying Index. HSBC has the right to call the Notes at its option on any Monthly Observation Date beginning on February 23, 2023 other than the Final Valuation Date, regardless of the level of the Underlying Index at that time. If the Notes are called, HSBC will pay you the Principal Amount of your Notes plus the coupon payment otherwise due, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Level of the Underlying Index is equal to or greater than the Downside Threshold, HSBC will pay you a cash payment at maturity equal to the Principal Amount of your Notes. If the Final Level of the Underlying Index is less than the Downside Threshold, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying Index, and you may lose up to 100% of your Principal Amount.

Investing in the Notes involves significant risks. You may lose some or all of your Principal Amount. You will be exposed to the market risk of the Underlying Index. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑     Income: Regardless of the performance of the Underlying Index, HSBC will pay a monthly coupon payment, unless the Notes have been previously called.

❑     Issuer Call: HSBC may, at its election, call the Notes on any Monthly Observation Date beginning on February 23, 2023 (other than the Final Valuation Date) and pay you the Principal Amount of your Notes plus the Coupon otherwise due for that applicable month on the Coupon Payment Date immediately following the applicable Monthly Observation Date. If the Notes are not called by HSBC, investors may lose a portion of their Principal Amount at maturity.

❑     Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called by HSBC at its election and the Final Level of the Underlying Index is not less than the Downside Threshold on the Final Valuation Date, HSBC will pay you the Principal Amount per Note at maturity. If the Final Level of the Underlying Index is less than the Downside Threshold, HSBC will pay a cash amount that is less than the Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Underlying Index from the Initial Level to its Final Level. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	November 23, 2022
Settlement Date	November 29, 2022
Monthly Observation Dates(1)	Monthly, beginning on February 23, 2023
Final Valuation Date(1)	February 23, 2024
Maturity Date(1)	February 28, 2024

(1) See page 4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO the Underlying Index, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Index	Coupon Rate	Initial Level	Downside Threshold*	CUSIP	ISIN
The S&P 500® Index (“SPX”)	7.50% per annum	4,027.26	2,416.36, which is 60% of the Initial Level	40441B637	US40441B6377

*Rounded to two decimal places.

See “Additional Information about HSBC USA Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the accompanying prospectus dated February 23, 2021, the accompanying prospectus supplement dated February 23, 2021, the accompanying equity index underlying supplement dated February 23, 2021 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or equity index underlying supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof for a description of the distribution arrangement.

The Estimated Initial Value of the Notes on the Trade Date is $9.876 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 7 of this document for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The S&P 500® Index	$13,747,900.00	$10.00	$137,479.00	$0.10	$13,610,421.00	$9.90

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Notes

This document relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire an investment instrument linked to the Underlying Index. Although the offering relates to the Underlying Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying Index, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the equity index underlying supplement dated February 23, 2021. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying equity index underlying supplement, prospectus supplement or prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the accompanying equity index underlying supplement, as the Notes involve risks not associated with conventional debt securities. HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and the equity index underlying supplement) with the SEC for the offerings to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and equity index underlying supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and equity index underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s website at www.sec.gov as follows:

♦	Equity index underlying supplement dated February 23, 2021 at:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026625/tm217170d5_424b2.htm

♦	Prospectus supplement dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

♦	Prospectus dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “equity index underlying supplement” mean the equity index underlying supplement dated February 23, 2021, references to the “prospectus supplement” mean the prospectus supplement dated February 23, 2021 and references to “accompanying prospectus” mean the prospectus, dated February 23, 2021.

Investor Suitability

The Notes may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Underlying Index.

♦   You understand and accept that you will not participate in any appreciation in the level of the Underlying Index, and your potential return is limited to the Coupon payments.

♦   You are willing to invest in the Notes based on the Coupon Rate indicated on the cover hereof.

♦   You are willing to hold Notes that may be called early at the election of HSBC regardless of the Official Closing Level of the Underlying Index, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦   You understand and accept the risks associated with the Underlying Index.

♦   You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You are willing to forgo dividends paid on the stocks included in the Underlying Index and do not seek guaranteed current income from your investment.

♦   You are willing to assume the credit risk associated with HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You believe that the level of the Underlying Index will decline during the term of the Notes and is likely to close below the Downside Threshold on the Final Valuation Date.

♦   You seek an investment that is designed to return your full Principal Amount at maturity.

♦   You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Underlying Index.

♦   You seek an investment that participates in the appreciation in the level of the Underlying Index or that has unlimited return potential.

♦   You are unwilling to invest in the Notes based on the Coupon Rate indicated on the cover hereof.

♦   You are unable or unwilling to hold Notes that may be called early at the election of HSBC regardless of the Official Closing Level of the Underlying Index, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦   You prefer to receive the dividends paid on the stocks included in the Underlying Index and seek guaranteed current income from your investment.

♦   You do not understand or accept the risks associated with the Underlying Index.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying Index, see “Information About the Underlying Index” in this document and the accompanying Equity Index Underlying Supplement, as applicable. You should also review carefully the "Key Risks" herein and the more detailed “Risk Factors” beginning on page S-1 of the equity index underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

Final Terms

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	Approximately 15 months, unless earlier called.
Trade Date	November 23, 2022
Settlement Date	November 29, 2022
Final Valuation Date[1]	February 23, 2024
Maturity Date[1]	February 28, 2024
Underlying Index	The S&P 500® Index (Ticker: “SPX”)
Issuer Call

The Notes may be called by HSBC at its election on any Monthly Observation Date beginning on February 23, 2023 (other than the Final Valuation Date) regardless of the Official Closing Level of any Underlying on such Monthly Observation Date. In order to redeem the Notes, HSBC or the calculation agent will distribute written notice to The Depository Trust Company of HSBC’s intent to call the Notes on or prior to the applicable Monthly Observation Date. HSBC or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker.

If the Notes are called on any Call Observation Date, on the Coupon Payment Date immediately following such Monthly Observation Date (the “Issuer Call Date”), HSBC will pay you a cash payment per Note equal to your Principal Amount plus the Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Coupon Payment Dates	Two business days following the applicable Monthly Observation Date. The Monthly Observation Dates and Coupon Payment Dates are set forth in the table below.
Coupon Rate	7.50% per annum, payable Monthly in equal installments.

Observation Dates and Payment Dates:
	Monthly Observation Dates [1]	Coupon Payment Dates / Issuer Call Date (if called)[2]
December 28, 2022
January 25, 2023
	February 23, 2023*	February 27, 2023**
	March 23, 2023*	March 27, 2023**
	April 24, 2023*	April 26, 2023**
	May 23, 2023*	May 25, 2023**
	June 23, 2023*	June 27, 2023**
	July 24, 2023*	July 26, 2023**
	August 23, 2023*	August 25, 2023**
	September 25, 2023*	September 27, 2023**
	October 23, 2023*	October 25, 2023**
	November 24, 2023*	November 28, 2023**
	December 26, 2023*	December 28, 2023**
	January 23, 2024*	January 25, 2024**
	February 23, 2024	February 28, 2024

*These Monthly Observation Dates are also Call Observation Dates **These Coupon Payment Dates are also Call Payment Dates

Payment at Maturity (per $10 Note)

If the Notes have not previously been called by HSBC at its election, you will receive a payment on the Maturity Date calculated as follows:

If the Final Level of the Underlying Index is equal to or greater than the Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Notes and the final Coupon.[3]

If the Final Level of the Underlying Index is less than the Downside Threshold, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Index Return).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Level of the Underlying Index from the Initial Level and you will lose some or all of your Principal Amount.

Underlying Index Return	Final Level - Initial Level Initial Level

Downside Threshold	60.00% of the Initial Level, indicated on the cover hereof.

Initial Level	The Official Closing Level of the Underlying Index on the Trade Date, indicated on the cover hereof.

Final Level	The Official Closing Level of the Underling Index on the Final Valuation Date.

Calculation Agent	HSBC USA Inc. or one of its affiliates.

1 Each Monthly Observation Date and Coupon Payment Date is subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Additional Terms of the Notes—Valuation Dates” and “—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

2 Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that any Coupon payable upon Issuer Call or at maturity, as applicable, will be payable to the person to whom the Principal Amount upon Issuer Call or the Payment at Maturity, is payable.

3 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Key Risks — The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

Investment Timeline
The Initial Level of the Underlying Index was observed. The final terms of the Notes were determined.

Regardless of the performance of the Underlying Index, HSBC will pay you a coupon payment on the applicable Coupon Payment Date.

HSBC may, at its election, call the Notes prior to maturity on any Monthly Observation Date commencing on February 23, 2023 (other than the Final Valuation Date) regardless of the Official Closing Level of the Underlying Index. If the Notes are called, HSBC will pay you a cash payment per Note equal to $10.00 plus the Coupon otherwise due on that date.

The Final Level and Underlying Index Return are determined on the Final Valuation Date.

If the Notes have not been called by HSBC at its election and the Final Level of the Underlying Index is equal to or greater than the Downside Threshold, HSBC will repay the Principal Amount equal to $10.00 per Note.

If the Notes have not been called and the Final Level of the Underlying Index is below the Downside Threshold, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount, if anything, resulting in a loss of principal proportionate to the decline of the Underlying Index, equal to a return of:

$10 × (1 + Underlying Index Return) per Note

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

You will be exposed to the market risk of the Underlying Index on the Final Valuation Date. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying equity index underlying supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Structure or Features of the Notes

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called by HSBC at its election, HSBC will only pay you the Principal Amount of your Notes in cash if the Final Level of the Underlying Index is greater than or equal to the Downside Threshold, and will only make that payment at maturity. If the Notes are not called by HSBC at its election and the Final Level of the Underlying Index is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level of the Underlying Index from the Initial Level. You may lose some or all of your Principal Amount at maturity.

♦	The Contingent Repayment of Principal Applies at Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the Underlying Index at that time is above the Downside Threshold.

♦	Higher Coupon Rates or Lower Downside Thresholds Are Generally Associated with the Underlying Index with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss — "Volatility" refers to the frequency and magnitude of changes in the level of the Underlying Index. The greater the expected volatility with respect to the Underlying Index on the Trade Date, the higher the expectation as of the Trade Date that the level of the Underlying Index could close below the Downside Threshold on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rates than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Coupon Rates) than for similar securities linked to the performance of the Underlying Index with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rates may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of the Underlying Index can change significantly over the term of the Notes. The level of the Underlying Index for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Coupon Rates. You should be willing to accept the downside market risk of the Underlying Index and the potential to lose some or all of your principal at maturity.

♦	Limited Return on the Notes — The return potential of the Notes is limited to the Coupon Rate regardless of any appreciation of any Underlying. In addition, the return potential of the Notes is limited by the call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as February 23, 2023 and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the level of the Underlying Index even though you cannot participate in any potential appreciation in the level of any Underlying. In addition, if the Notes have not been previously called and if the level of any Underlying decreases, as the Maturity Date approaches, the Notes are less likely to be called, as there will be a shorter period of time remaining for the level of an Underlying to increase to the Initial Level. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by the Underlying Index.

♦	The Notes are subject to a potential Issuer Call prior to maturity, which would limit your opportunity to be paid Coupons over the full term of the Notes — HSBC may, at its election, call the Notes on any Monthly Observation Date (other than the Final Valuation Date) regardless of the Official Closing Level of the Underlying Index, and HSBC will pay you a cash payment equal to the Principal Amount of the Notes you hold plus any Coupon payable on that Coupon Payment Date, and no further payments will be made in respect of the Notes. If the Notes are called prior to maturity, you will lose the opportunity to continue to accrue and be paid Coupons from the date of Issuer Call to the scheduled Maturity Date and you may be unable to invest in other Notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes. The Notes can be called as early as the thrid Monthly Observation Date, so the holding period over which you may receive the per annum Coupon Rate could be as short as approximately 3 months.

There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk following our exercise of the Issuer Call. We may or may not choose to call the Notes early, in our sole discretion. In addition, it is more likely that we will call the Notes prior to maturity if a significant decrease in U.S. interest rates would result in greater Coupon payments on the Notes than on instruments of comparable maturity, terms and credit rating then those trading in the market.

♦	The Probability That the Underlying Index Will Fall Below Its Downside Threshold on the Final Valuation Date Will Depend on Its Volatility — “Volatility" of the Underlying Index refers to the frequency and magnitude of changes in its level. Greater expected volatility with respect to the Underlying Index reflects a higher expectation as of the Trade Date that the Underlying Index could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. However, the Underlying Index's volatility can change significantly over the term of the Notes. The level of the Underlying Index could fall sharply, which could result in a significant loss of principal.

♦	The Amount Payable on the Notes Is Not Linked to the Prices of the Underlying Index at Any Time Other Than on the Monthly Observation Dates, Including the Final Valuation Date — The return on the Notes will be based on the Official Closing Price of the Underlying Index on the Monthly Observation Dates, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of an Underlying appreciates prior to the applicable Monthly Observation Date but then drops on that day to a price that is less than the Initial Price, the Notes will not be called and the return on the Notes may be less, and may be significantly less, than it would have been had the Notes been linked to the price of that Underlying prior to such decrease. Although the actual price of an Underlying on the Maturity Date or at other times during the term of the Notes may be higher than its Official

Closing Price on any Monthly Observation Date, the return on the Notes will be based solely on the Official Closing Price of the Underlying Index on the applicable Monthly Observation Dates, including the Final Valuation Date.

♦	Reinvestment Risk — If your Notes are called early by HSBC at its election, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Issuer Call Date. There is no guarantee that you would be able to reinvest the proceeds from an Issuer Call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as approximately 3 months after issuance.

Risk Relating to the Underlying Index

♦	Changes Affecting the Underlying Index – The policies of the Underlying Index’s sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks may adversely affect the level of the Underlying Index. The policies of the sponsor with respect to the calculation of the Underlying Index could also adversely affect the level of the Underlying Index. The sponsor may discontinue or suspend calculation or dissemination of the Underlying Index. Any such actions could have an adverse effect on the value of the Notes.

General Risk Factors

♦	The Notes Are Subject to the Credit Risk of the Issuer — The Notes are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Coupon payment or any repayment of principal at maturity or upon an Issuer Call, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire investment.

♦	The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any – The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Is Expected to Be Less than the Price to Public — The price to public takes into account certain costs. These costs will include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlying Index and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Notes — Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 3 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

♦	Lack of Liquidity — The Notes will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Notes, and therefore you may have to sell your Notes at a significant discount.

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in the Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in the Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Underlying Index would have. Furthermore, the Underlying Index and the stocks included in the Underlying Index may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates — HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Underlying Index, and therefore, the market value of the Notes.

♦	Potential HSBC and UBS Financial Services Inc. Impact on the Underlying Index — Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in the Underlying Index or in futures, options, exchange-traded funds or other derivative products on the Underlying Index, may adversely affect the level of the Underlying Index, and, therefore, the market value of your Notes.

♦	Potential Conflicts of Interest — HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks included in an Underlying, which may present a conflict between the obligations of HSBC or UBS Financial Services Inc., and you, as a holder of the Notes. HSBC, as the Calculation Agent, can postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the level of the Underlying Index; the volatility of the Underlying Index; the dividend rate paid on stocks included in the Underlying Index; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Notes and could lose your entire investment.

♦	Uncertain Tax Treatment — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one reasonable approach, the Notes should be treated as a put option written by you and a deposit with us of cash in an amount equal to the Principal Amount of the Note to secure your potential obligation under the put option. HSBC intends to treat the Notes consistent with this approach and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit” in the prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as consisting of a put option and a deposit for U.S. federal income tax purposes. In addition, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder (as defined in the accompanying prospectus supplement) in the secondary market, because the tax treatment of the Coupons is unclear, such non-U.S. holder may be subject to 30% withholding tax applicable to any Coupon, subject to reduction or elimination by applicable treaty, unless income from such Coupon is effectively connected with your conduct of a trade or business within the United States. HSBC will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. While it is not clear whether the Notes would be viewed as similar to the instruments described in Notice 2008-2, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “What Are the Tax Consequences of the Notes?” in this document and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. The hypothetical terms used below are not the actual terms that will apply to the Notes. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying Index relative to the Initial Level. The actual terms are indicated on the cover hereof. We cannot predict the Final Level. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Index. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier Issuer Call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions:

Investment term:	Approximately 15 months (unless earlier called at HSBC’s election)
Hypothetical Initial Level:	1,000.00
Coupon Rate:	7.50%per annum (or 0.625% per month)
Coupon:	$0.0625 per month
Hypothetical Downside Thresholds:	600.00, which is 60.00% of the Hypothetical Initial Level)

Example 1 — Notes are Called on the Third Monthly Observation Date

Monthly Observation Date	Final Level	Payment (per Note)

First and Second Monthly Observation Dates	N/A	$0.125 (Coupon)– Notes are not called

Third Monthly Observation Date	SPX: 1,200.00 (at or above Downside Threshold)	Notes called at the election of HSBC; holder entitled to Principal Amount plus Coupon of $0.0625 on Issuer Call Date. $0.0625 (Coupon) $10.00 (Settlement Amount)
Total Payment: $10.1875 (1.875% return)

Since the Notes are called at the election of HSBC on the third Monthly Observation Date, HSBC will pay you on the Issuer Call Date a total of $10.1875 per Note, reflecting your Principal Amount plus the applicable Coupon. HSBC will have paid you a total of $10.1875 per Note, for a 1.875% return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are NOT Called and the Final Level of The Underlying Index Is at or Above Its Downside Threshold

Monthly Observation Date	Final Level	Payment (per Note)

First through Fourteenth Observation Periods	N/A	$0.875 (Coupon)– Notes are not called

Final Monthly Observation Date	SPX: 800.00 (at or above Downside Threshold)	$0.0625 (Coupon) – Notes are not called
Total Payment: $10.9375 (9.375% return)

Since the Notes are not called at the election of HSBC, the Final Level of the Underlying Index is equal to or greater than its respective Downside Threshold, at maturity, HSBC will pay you $10.9375 per $10.00 Principal Amount, which is equal to your Principal Amount plus the Coupon due on the Final Valuation Date.

Example 3 — Notes are NOT Called and the Final Level of the Underlying Index Is Below Its Downside Threshold

Monthly Observation Period	Final Level	Payment (per Note)

First through Fourteenth Observation Dates	N/A	$0.875 (Coupon) – Notes are not called

Final Monthly Observation Date	SPX: 400.00 (below Downside Threshold)	$0.0625 (Coupon)– Notes are not called $10.00 × (1 + Underlying Index Return) =$10.00 × (1 + -60%) =$10.00 - $6.00 =$4.00 (Payment at Maturity)
Total Payment: $4.9375 (-50.625% return)

Since the Notes are not called at the election of HSBC and the Final Level of the Underlying Index is below the Downside Threshold, HSBC will pay you at maturity $4.0625 per Note. When added to the Coupon payment of $0.875 received prior to maturity, HSBC will have paid you $4.9375 per Note, for a loss on the Notes of 50.625%.

Hypothetical Payment at Maturity excluding any Coupons

The table below assumes the Notes are not called by HSBC at its election prior to the Final Valuation Date and illustrates, for a $10.00 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Index Returns of the Underlying Index, excluding Coupons, if any. If the Notes have not previously been called by HSBC at its election and the Final Level of the Underlying Index is equal to or greater than the Downside Threshold, on the Maturity Date HSBC will pay you a cash payment per Note equal to $10.00 plus the final Coupon. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Percentage Change from the Initial Level to the Final Level of the Underlying Index	Underlying Index Return	Payment at Maturity (excluding Coupons)
100.00%	N/A	$10.00
90.00%	N/A	$10.00
80.00%	N/A	$10.00
70.00%	N/A	$10.00
60.00%	N/A	$10.00
50.00%	N/A	$10.00
40.00%	N/A	$10.00
30.00%	N/A	$10.00
20.00%	N/A	$10.00
10.00%	N/A	$10.00
0.00%	0.00%	$10.00
−10.00%	−10.00%	$10.00
−20.00%	−20.00%	$10.00
−30.00%	−30.00%	$10.00
−40.00%	−40.00%	$10.00
-41.00%	-41.00%	$5.90
−50.00%	−50.00%	$5.00
−60.00%	−60.00%	$4.00
−70.00%	−70.00%	$3.00
−80.00%	−80.00%	$2.00
−90.00%	−90.00%	$1.00
−100.00%	−100.00%	$0.00

Information About the Underlying Index

The S&P 500® Index

Description of the SPX

The S&P 500® Index ("SPX") is a market capitalization-weighted index intended to provide a performance benchmark for the large-cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy.

For more information about the SPX, see "The S&P 500® Index" beginning on page S-55 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SPX based on the daily historical closing level from November 23, 2012 through November 23, 2022 as reported on Bloomberg. The black line represents the Downside Threshold of 60% of the Initial Level. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Historical Performance of the S&P 500® Index

Source: Bloomberg

Past performance of the Underlying Index is not indicative of its future performance.

What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, each Note should be treated as a put option written by you (the “Put Option”) and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S Holders – Certain Notes Treated as a Put Option and a Deposit or an Executory Contract – Certain Notes Treated as a Put Option and a Deposit.” We intend to treat the Notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ materially and adversely from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the IRS and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. While it is not clear whether the Notes would be viewed as similar to the instruments described in Notice 2008-2, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Index is or becomes a PFIC or USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). With respect to Coupon payments you receive, we intend to treat such payments as consisting of interest on the Deposit and a payment with respect to the Put Option as follows:

Coupon Rate per Annum	Interest on Deposit per Annum	Put Option Component per Annum

7.50%	5.46998%	2.03002%

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Non-U.S. Holders. The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder (as defined in the prospectus supplement) in the secondary market, because the tax treatment of the Coupons is unclear, such non-U.S. holder may be subject to 30% withholding tax applicable to the Coupon, subject to reduction or elimination by applicable treaty, unless income from such Coupon is effectively connected with your conduct of a trade or business within the United States. We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described herein, except that the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Final Level and if a Coupon is payable. If a Market Disruption Event exists with respect to the Underlying Index on that scheduled trading day, then the accelerated Final Valuation Date for the Underlying Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price to public less the underwriting discount indicated on the cover of hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover page of this free writing prospectus.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include UBS Financial Services Inc., in connection with the sale of the Notes and UBS Financial Services Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

Delivery of the Notes will be made against payment for the Notes on the Settlement Date set forth on the cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the accompanying prospectus supplement.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 23, 2021, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 23, 2021, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated February 23, 2021.